Exhibit 99.3

KCC Decision La Cygne Predetermination

In February 2011, KCP&L filed a request with the Kansas Corporation Commission (KCC) for predetermination of ratemaking principles regarding significant environmental upgrades at the La Cygne Generating Station. Westar Energy is 50% owner of the La Cygne Generating Station and intervened in the proceeding.

The upgrades, projected for completion by June 2015, include wet scrubbers, baghouses, a selective catalytic reduction (SCR) system, low-NOx burners and other facilities. The estimated project cost is $1.23 billion. Westar Energy’s share of the estimated cost is $615 million.

On August 19, 2011, the KCC issued its Order ruling that the decision to make the upgrades was reasonable, reliable, efficient and prudent and that the $1.23 billion project cost estimate (excluding AFUDC and property tax) is reasonable.

The KCC denied Westar’s request to recover construction costs through its Environmental Cost Recovery Rider (ECRR); however, Westar Energy still expects to recover construction work in progress (CWIP) as statutorily permitted in Kansas. The KCC confirmed that the cost of capital and return on equity for the upgrade project will be the same as the rates established generally for Westar’s overall rate base.

Parties to the case may file petitions for reconsideration with the KCC by September 6, 2011. However, the Order will be effective unless and until modified by the KCC or stayed by a court.

We expect that the upgrades will proceed in September 2011.

Forward-looking statements: Certain matters discussed herein are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although we believe that our expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as (1) those discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 (a) under the heading, “Forward-Looking Statements,” (b) in ITEM 1. Business, (c) in ITEM 1A. Risk Factors, (d) in ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (e) in ITEM 8. Financial Statements and Supplementary Data: Notes 13 and 15; (2) those discussed in the company’s Quarterly Report on Form 10-Q filed Aug. 4, 2011 (a) in ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (b) in Part I, Financial Information, ITEM 1. Financial Statements: Notes 8 and 9; and (3) other factors discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.

For more information contact investor relations: Bruce Burns 785-575-8227 bruce.burns@westarenergy.com